As filed with the Securities and Exchange Commission on November 24, 2009
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RTI INTERNATIONAL METALS, INC.
(Exact name of registrant as specified in its charter)

Ohio	52-2115953
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 5th Floor
Pittsburgh, Pennsylvania 15108-2973
(Address of Principal Executive Offices)

RTI INTERNATIONAL METALS, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Chad Whalen, Esquire
Vice President and General Counsel
RTI International Metals, Inc.
Westpointe Corporate Center One
1550 Coraopolis Heights Road, 5th Floor
Pittsburgh, Pennsylvania 15108-2973
(Name and address of agent for service)
Telephone: (412) 893-0102
(Telephone number, including area code, of agent for service)
Facsimile: (412) 893-0027
Copies to:
Jennifer R. Minter, Esquire
Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219-1410
Telephone: (412) 562-8444
Facsimile: 412-562-1041
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title of Securities to be		Offering Price Per	Proposed Maximum	Amount of
Registered	Amount to be Registered	Share	Aggregate Offering Price	Registration Fee
Common Stock (par value $.01 per share)	2,000,000 shares(1)	$18.45(2)	$36,900,000(2)	$2,059(1)

(1)	Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the RTI International Metals, Inc. Employee Stock Purchase Plan.

(2)	Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee. In accordance with Rule 457(h), such price is the average of the high and low sale prices for the Common Stock as quoted on the New York Stock Exchange on November 19, 2009.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed with the Securities and Exchange Commission (“SEC”) by RTI International Metals, Inc., an Ohio corporation (the “Company”), and are incorporated herein by reference and made a part hereof:
     (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 2008;
     (b) the 2008 Proxy Statement filed with the SEC on March 13, 2009 (those parts incorporated by reference into the Annual Report on Form 10-K only);
     (c) the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;
     (d) the Current Reports on Forms 8-K filed with the SEC on January 7, 2009, February 3, 2009 (excluding items 2.02 and 9.01 and exhibit 99.1), March 4, 2009, April 28, 2009 (excluding items 2.02 and 9.01 and exhibit 99.1), August 4, 2009 (excluding items 2.02 and 9.01 and exhibit 99.1), August 13, 2009, September 8, 2009, September 16, 2009, October 21, 2009 and November 3, 2009 (excluding items 2.02 and 9.01 and exhibit 99.1), and Current Reports on Form 8-K/A filed with the SEC on February 17, 2009 (excluding item 2.02);
     (e) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC on August 21, 1998, including any amendments or reports filed for the purpose of updating such description; and
     (f) all other reports subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     The Company’s Code of Regulations effectively provides that the Company, to the full extent permitted by Section 1701.13 of the Ohio Revised Code, as amended from time to time (“Section 1701.13”), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto. In addition, the Company and each of its officers and directors have executed Indemnification Agreements which provide that the Company will hold harmless and indemnify such officer or director to the extent permitted by the Ohio General Corporation Law or other statutory provisions authorizing or permitting such indemnification; provided that no indemnify will be paid 91) except to the extent the losses covered by an applicable directors and officers liability insurance; (2) in respect to remuneration if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (3) on account of any suit in which judgment is rendered against such indemnitee for an accounting of profits made from the purchase or sale of securities pursuant to Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (4) on account of the indemnitee’s act or omission being finally adjudged to have involved deliberate intent to cause injury to the Company or reckless disregard for the best interests of the Company; or (5) if a final decision by a Court having jurisdiction in the matter determines that such indemnification is not lawful.
     Section 1701.13 of the Ohio Revised Code permits a corporation to indemnify its officers, directors and employees (other than in certain cases involving bad faith, negligence or misconduct) from and against any and all claims and liabilities to which he or she may become subject by reason of his or her position, or acts or commissions in such position, including reasonable costs of defense and settlements (except in connection with shareholder derivative suits, where indemnification is limited to the costs of defense). Ohio law also permits corporations to provide broader indemnification than that provided by statute, and as a result, we have entered into a separate indemnification agreement with our directors and certain officers to provide additional indemnification rights to them.
     The Company maintains insurance against liabilities under the Securities Act of 1933, as amended (the “Securities Act”) for the benefit of its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.
     The following is a list of exhibits filed as part of this Registration Statement.

EXHIBIT NO.	DESCRIPTION
4.01	Amended and Restated Articles of the Company, effective April 29, 1999 (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 filed with the SEC on May 14, 1999)

4.02	Code of Regulations of the Company (incorporated by reference to Exhibit 3.3 of the Company’s registration statement on Form S-4 (No. 333-61935) filed with the SEC on August 20, 1998)

5.01	Opinion of Buchanan Ingersoll & Rooney PC*

10.01	RTI International Metals, Inc. Employee Stock Purchase Plan (incorporated by reference to Annex A to the Proxy Statement for the 2009 Annual Meeting of Shareholders filed on Schedule 14A, file number 001-14437, filed with the SEC on March 13, 2009)

23.01	Consent of Registered Public Accounting Firm*

23.02	Consent of Buchanan Ingersoll & Rooney PC (contained in opinion filed as Exhibit 5.01 hereto)

24.01	Powers of Attorney*

*	Filed herewith
Item 9. Undertakings.
     The Company hereby undertakes:
(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 24th day of November, 2009.

RTI INTERNATIONAL METALS, INC.
By:	/s/ William T. Hull
William T. Hull
Senior Vice President and Chief Financial Officer (and principal accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 24th day of November, 2009.

Signature	Title
* Craig R. Andersson	Director

* Daniel I. Booker	Director

* Donald P. Fusilli, Jr.	Director

* Ronald L. Gallatin	Director

* Charles C. Gedeon	Director

* Robert M. Hernandez	Director

* James A. Williams	Director

* By: /s/ Chad Whalen	Attorney-in-Fact

/s/ Dawne S. Hickton Dawne S. Hickton	Vice Chairman, Chief Executive Officer, President and Director

/s/ William T. Hull William T. Hull	Senior Vice President and Chief Financial Officer (and principal accounting officer)

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
4.01	Amended and Restated Articles of the Company, effective April 29, 1999 (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 filed with the SEC on May 14, 1999)

4.02	Code of Regulations of the Company (incorporated by reference to Exhibit 3.3 of the Company’s registration statement on Form S-4 (No. 333-61935) filed with the SEC on August 20, 1998)

5.01	Opinion of Buchanan Ingersoll & Rooney PC*

10.01	RTI International Metals, Inc. Employee Stock Purchase Plan (incorporated by reference to Annex A to the Proxy Statement for the 2009 Annual Meeting of Shareholders filed on Schedule 14A, file number 001-14437, filed with the SEC on March 13, 2009)

23.01	Consent of Registered Public Accounting Firm*

23.02	Consent of Buchanan Ingersoll & Rooney PC (contained in opinion filed as Exhibit 5.01 hereto)

24.01	Powers of Attorney*

*	Filed herewith